InspireMD Announces Third Quarter 2019 Financial Results

Strong revenue driven by record orders of CGuard™ EPS

Management to host investor conference call today, November 12, at 8:30am ET

Tel Aviv, Israel— November 12, 2019 – InspireMD, Inc. (NYSE American: NSPR), developer of the CGuard™ Embolic Prevention System (EPS) for the prevention of stroke caused by the treatment of carotid artery disease, today announced financial and operating results for the third quarter ended September 30, 2019.

Third Quarter 2019 and recent highlights:

●	Generated revenue of $939,000, up 22.1% over the third quarter 2018, driven largely by record orders of CGuard™ EPS

●	CGuard™ EPS revenue of $852,000, up 41.1% over the third quarter 2018

●	Announced the receipt of two new U.S. patents (No. 10,406,006 and No. 10,406,008) covering the company’s proprietary single fiber mesh technology, known as MicroNetTM

●	Raised gross proceeds of $5 million through an underwritten public offering

●	Continued to engage the FDA in productive discussions and is working methodically to provide the additional information and testing requested by the FDA for the company’s IDE application

“We were pleased with our third quarter financial and operating results, typically a seasonally soft quarter, which were highlighted by record orders of CGuard™,” said James Barry, PhD, Chief Executive Officer of InspireMD. “We believe our educational and outreach programs such as our Centers of Excellence and presentations at highly regarded medical meetings such as Joint Congress of the World Heart Federation and the European Society of Cardiology are gaining traction among interventional cardiologists and, more importantly, vascular surgeons who perform a majority of carotid procedures. This quarter’s results also show the maturity of our distribution network in our key territories. Looking forward, we continue to work with the FDA to address outstanding questions regarding our IDE application, and we remain committed to initiating U.S. clinical trials to bring this game-changing technology to the USA. I believe the third quarter was an inflection for our company, and we are working tirelessly to sustain this momentum.”

Financial Results

For the three months ended September 30, 2019, revenue increased by $170,000, or 22.1%, to $939,000, from $769,000 during the three months ended September 30, 2018. This increase was predominantly driven by a 41.1% increase in sales volume of CGuard EPS from $604,000 during the three months ended September 30, 2018, to $852,000 during the three months ended September 30, 2019, mainly due to our continued focus on expanding existing markets such as Italy and Russia. This increase in sales of CGuard EPS was partially offset by a 47.3% decrease in sales of MGuard Prime EPS from $165,000 during the three months ended September 30, 2018, to $87,000 during the three months ended September 30, 2019, largely driven by the move to drug-eluting stents rather than bare metal stents, such as MGuard Prime EPS, in ST-Elevation Myocardial Infarction (“STEMI”) patients.

The company’s gross profit for the quarter ended September 30, 2019 was $128,000, compared to a gross profit of $198,000 for the same period in 2018. Gross margin decreased to 13.6% in the third quarter of 2019 from 25.7% for the same period in 2018. This decrease in gross profit resulted from a $65,000 increase in write-offs predominantly driven by a non-recurring component supply issue and a $11,000 decrease associated with the higher sales volume of CGuard EPS (as mentioned above), sold at a lower average selling price for the three months ended September 30, 2019, compared to the average selling price of CGuard EPS for the three months ended September 30, 2018. These decreases in gross profit were partially offset by a decrease of $6,000 in miscellaneous expenses.

Total operating expenses for the quarter ended September 30, 2019 were $2,125,000, a decrease of 2.4% compared to $2,177,000 for the same period in 2018. This decrease was primarily due to a non-recurring marketing consulting expense associated with CGuard™ EPS in 2018.

Financial expenses for the quarter ended September 30, 2019 were $73,000 compared to financial expenses of $32,000 for the same period in 2018. This increase in financial expenses of $41,000 was predominately due to changes in exchange rates. Net loss for the third quarter of 2019 totaled $2,070,000 or $1.26 per basic and diluted share, compared to a net loss of $2,011,000, or $2.47 per basic and diluted share, for the same period in 2018.

For the nine months ended September 30, 2019, revenue decreased by $71,000, or 2.6%, to $2,708,000, from $2,779,000 during the nine months ended September 30, 2018. This decrease was predominantly driven by a 28.8% decrease in sales volume of MGuard Prime EPS from $511,000 during the nine months ended September 30, 2018, to $364,000 during the nine months ended September 30, 2019, largely driven by the move to drug-eluting stents rather than bare metal stents, such as MGuard Prime EPS, in STEMI patients. This decrease was offset by a 3.4% increase in sales volume of CGuard EPS from $2,268,000 during the nine months ended September 30, 2018, to $2,344,000 during the nine months ended September 30, 2019. This increase was primarily due to our continued focus on expanding existing markets such as Poland, Switzerland, India, Italy and Spain and expansion into new geographies such as Australia and South Africa. The overall increase was offset across the board due to shipment delays in the three months ended March 31, 2019 associated with us changing sterilization companies and sales decreases in certain of our markets. The transition to our new sterilization is now complete and we do not currently anticipate any future disruptions in fulfilling new orders and sales decreases in certain of our markets.

The Company’s gross profit for the nine months ended September 30, 2019 was $497,000 compared to a gross profit of $768,000 for the same period in 2018. Gross margin decreased to 18.4% in the nine months ended September 30, 2019 from 27.6% in the same period in 2018. This decrease in gross profit resulted from a $106,000 increase in write-offs predominantly driven by a non-recurring component supply issue, a $92,000 decrease in revenues (as mentioned above), less the related material and labor costs, $69,000 of expenses related to upgrades made to our production facilities and $46,000 of expenses pertaining to annual and new employee training of the production workers, offset by a decrease of $42,000 in miscellaneous expenses.

Total operating expenses for the nine months ended September 30, 2019 were $7,807,000, an increase of 26.5% compared to $6,173,000 for the same period in 2018. This increase was primarily due to an increase in clinical expenses associated with CGuard™ EPS, mainly related to IDE efforts in 2019 and due to a settlement payment made to a former service provider pursuant to a settlement agreement.

Financial expenses for the nine months ended September 30, 2019, were $173,000 an increase of $551,000, or 145.8%, versus a gain of $378,000 for the nine months ended September 30, 2018. The increase in financial expenses primarily resulted from the $438,000 of financial income related to the revaluation of the embedded derivative of the Series C Preferred Stock recorded during the nine months ended September 30, 2018, which did not occur during the nine months ended in September 30, 2019, and an increase of $117,000 in financial expenses related to changes in exchange rates. These increases in financial expenses were partially offset by a decrease of $4,000 in miscellaneous expenses during the nine months ended September 30, 2019. Net loss for the nine months ended September 30, 2019 totaled $7,483,000, or $5.79 per basic and diluted share, compared to a net loss of $5,027,000, or $16.24 per basic and diluted share, for the same period in 2018.

As of September 30, 2019, cash and cash equivalents were $7,154,000, compared to $9,384,000 at December 31, 2018.

Conference Call and Webcast Details

The conference call will be available via telephone by dialing toll free 877-451-6152 for U.S. callers, or +1 201-389-0879 for international callers, and referencing conference ID 13683949. To access the webcast, please go to the following link: http://public.viavid.com/index.php?id=135364. The webcast will be archived on the Company’s website.

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MicroNet® technology to make its products the industry standard for Carotid Stenting by providing outstanding acute results and durable stroke free long-term outcomes.

InspireMD’s common stock is quoted on the NYSE American under the ticker symbol NSPR and certain warrants are quoted on the NYSE American under the ticker symbol NSPR.WS and NSPR.WSB.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (ix) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (x) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xi) our reliance on single suppliers for certain product components, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts:

Craig Shore

Chief Financial Officer

InspireMD, Inc.

888-776-6804

craigs@inspiremd.com

Jeremy Feffer

LifeSci Advisors, LLC

212-915-2568

jeremy@lifesciadvisors.com

CONSOLIDATED STATEMENTS OF OPERATIONS (1)

(U.S. dollars in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018

Revenues	$939	$769	$2,708	$2,779
Cost of revenues	811	571	2,211	2,011

Gross Profit	128	198	497	768

Operating Expenses:
Research and development	442	416	2,432	898
Selling and marketing	537	605	1,791	1,677
General and administrative	1,146	1,156	3,584	3,598

Total operating expenses	2,125	2,177	7,807	6,173

Loss from operations	(1,997)	(1,979)	(7,310)	(5,405)

Financial income (expenses)	(73)	(32)	(173)	378

Loss before tax expenses	(2,070)	(2,011)	(7,483)	(5,027)

Tax expenses (Income)	-	-	-	-

Net Loss	$(2,070)	$(2,011)	$(7,483)	$(5,027)

Net loss per share – basic and diluted	$(1.26)	$(2.47)	$(5.79)	$(16.24)

Weighted average number of shares of common stock used in computing net loss per share – basic and diluted	1,648,302	815,283	1,293,321	334,581

CONSOLIDATED BALANCE SHEETS (1)

(U.S. dollars in thousands)

	September 30,	December 31,
	2019	2018

ASSETS
Current Assets:
Cash and cash equivalents	$7,154	$9,384
Accounts receivable:
Trade, net	796	716
Other	186	104
Prepaid expenses	155	81
Inventory	1,283	1,134

Total current assets	9,574	11,419

Non-current assets:
Property, plant and equipment, net	538	421
Right of use	975	-
Funds in respect of employee rights upon retirement	535	448

Total non-current assets	2,048	869

Total assets	$11,622	$12,288

	September 30,	December 31,
	2019	2018

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accruals:
Trade	$687	$929
Other	1,617	1,966
Contract liability	19	25

Total current liabilities	2,323	2,920

Long-term liabilities:
Leasing liability	699	-
Liability for employees rights upon retirement	704	605

Total long-term liabilities	1,403	605

Total liabilities	3,726	3,525

Redeemable preferred shares
Equity:
Common stock, par value $0.0001 per share; 150,000,000 shares authorized at September 30, 2019 and December 31, 2018; 3,456,915 and 768,615 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	-	-
Preferred B shares, par value $0.0001 per share; 500,000 shares authorized at September 30, 2019 and December 31, 2018; 17,303 shares issued and outstanding at September 30, 2019 and December 31, 2018.	-	-
Preferred C shares, par value $0.0001 per share; 1,172,000 shares authorized at September 30, 2019 and December 31, 2018; 36,869 and 61,423 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	-	-
Additional paid-in capital	162,971	156,355
Accumulated deficit	(155,075)	(147,592)

Total equity	7,896	8,763

Total liabilities, redeemable preferred shares and equity	$11,622	$12,288

(1) All 2019 financial information is derived from the Company’s 2019 unaudited financial statements, as disclosed in the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission; all 2018 financial information is derived from the Company’s 2018 unaudited financial statements, as disclosed in the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission.

(2) All September 30, 2019 financial information is derived from the Company’s 2019 unaudited financial statements, as disclosed in the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission. All December 31, 2018 financial information is derived from the Company’s 2018 audited financial statements as disclosed in the Company’s Annual Report on Form 10-K, for the twelve months ended December 31, 2018 filed with the Securities and Exchange Commission.